As filed with the Securities and Exchange Commission on April 28, 2005. Registration No. 333-___.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lafarge North America Inc.

(Exact name of registrant as specified in its charter)

Maryland	58-1290226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12950 Worldgate Drive
Herndon, Virginia	20170
(Address of Principal Executive Offices)	(Zip Code)

LAFARGE NORTH AMERICA INC.
EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

Eric C. Olsen	Copy to:
Executive Vice President	L. Philip McClendon
and Chief Financial Officer	Senior Vice President – General
Lafarge North America Inc.	Counsel and Secretary
12950 Worldgate Drive	Lafarge North America Inc.
Herndon, VA 20170	12950 Worldgate Drive
(Name and address of agent for service)	Herndon, VA 20170
(703) 480-3600

(703) 480-3600
(Telephone number, including
area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed
			Proposed	maximum
Title of securities	Amount to be		maximum offering	aggregate offering	Amount of
to be registered	registered		price per share	price	registration fee
Common Stock, par value $1.00 per share	2,000,000	(1)	$56.445(2)	$112,890,000	$13,287.15

(1) The provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this registration statement and the number of shares registered on this registration statement shall increase or decrease as a result of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the basis of the average of the high and low sales prices for shares of common stock of the registrant as reported on the New York Stock Exchange on April 25, 2005.

EXPLANATORY NOTE

     This Registration Statement is being filed to register an aggregate of 2,000,000 additional shares of common stock for issuance under the Lafarge North America Inc. Employee Stock Purchase Plan, as amended effective June 1, 2005 (the “Plan”). On February 4, 2005, our Board of Directors approved the increase in shares available for issuance under the Plan, subject to stockholder approval. Our stockholders approved the increase in shares available for issuance at our Annual Meeting of Stockholders on April 26, 2005. The 2,000,000 shares registered hereby increase to 4,000,000 the number of shares available for issuance under the Plan.

PART I

Item 1. Plan Information.

     Not filed as part of this registration statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not filed as part of this registration statement pursuant to Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by us with the Commission are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Commission on March 1, 2005;

(b)	Our Current Report on Form 8-K filed with the Commission on April 27, 2005;

(c)	The description of our common stock, par value $1.00 per share (the “Common Stock”), contained in the registration statement on Form 8-A previously filed by us with the Commission, including any amendment filed for the purpose of updating such description.

(d)	All documents filed by us after today’s date pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold. Such documents will be part of the registration statement from the date such documents are filed.

Any statement contained herein or in any document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     Certain legal matters with respect to the validity of the securities registered hereby have been passed upon for the Company by William G. Miller, Vice President and Associate General Counsel of the Company. Mr. Miller may participate in the Lafarge North America Inc. Employee Stock Purchase Plan from time to time.

Item 6. Indemnification of Directors and Officers.

     Section 2-418 of the Maryland General Corporation Law provides for the indemnification of directors and officers of a corporation incorporated under Maryland law under certain circumstances. A person who was or is a director or officer of the corporation may be indemnified by the corporation for judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such director or officer was or is made a party by reason of service in that capacity unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (2) the director actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If a proceeding is brought by or on behalf of the corporation, no indemnification will be made in connection with such proceeding if the director or officer was adjudged to be liable to the corporation.

     Article Eighth of the Articles of Incorporation of the Registrant provides that the Registrant shall indemnify its directors and officers to the full extent permitted by Maryland Law now or hereafter in force, including the advance of related expenses, upon a determination by the Board of Directors or independent legal counsel made in accordance with applicable statutory standards, and that the Registrant, upon authorization by the Board of Directors, may indemnify other employees or agents to the same extent. Article Eighth also provides that to the fullest extent permitted by Maryland law, no director of officer of the Registrant shall be personally liable to the Registrant or its stockholders for money damages and that no amendment of the Registrant’s charter or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under such provision with respect to any act or omission which occurred prior to such amendment or repeal.

     Article VIII of the By-Laws of the Registrant provides that the Registrant shall indemnify its directors and officers unless (1) the act or omission of the director was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper benefit in money, property or services or, (3) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

     The Registrant also maintains directors’ and officers’ liability insurance.

     Certain of the Registrant’s employee benefit plans provide for indemnification of directors and officers against certain claims arising from administration of such plans.

Item 7. Exemption from Registration Claimed.

     Not applicable

Item 8. Exhibits.

Exhibit
Number
4.1	Lafarge North America Inc. Employee Stock Purchase Plan
5.1	Opinion of William G. Miller, Esq. regarding the legality of the shares being registered.
23.1	Consent of Ernst & Young LLP
23.2	Consent of William G. Miller, Esq. (Included in Exhibit 5.1)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a) (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer, or controlling person of the Registrant of the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on this 26th day of April, 2005.

LAFARGE NORTH AMERICA INC.
By:	/s/ Eric C. Olsen
Eric C. Olsen
Executive Vice President and Chief Financial Officer

     We, the undersigned officers and directors of Lafarge North America Inc., hereby severally constitute and appoint Eric C. Olsen as attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Philippe R. Rollier	President and Chief Executive Officer and Director (principal executive officer)	April 26, 2005
(Philippe R. Rollier)

/s/ Eric C. Olsen	Executive Vice President and Chief Financial Officer (principal financial officer)	April 26, 2005
(Eric C. Olsen)

/s/ Yvon Brind’Amour	Senior Vice President and Controller (principal accounting officer)	April 26, 2005
(Yvon Brind’Amour)

/s/ Bertrand P. Collomb	Chairman of the Board	April 26, 2005
(Bertrand P. Collomb)

/s/ Bernard L. Kasriel	Vice Chairman of the Board	April 26, 2005
(Bernard L. Kasriel)

SIGNATURE	TITLE	DATE
/s/ Marshall A. Cohen	Director	April 26, 2005
(Marshall A. Cohen)

/s/ Philippe P. Dauman	Director	April 26, 2005
(Philippe P. Dauman)

/s/ Bruno Lafont	Director	April 26, 2005
(Bruno Lafont)

/s/ Claudine B. Malone	Director	April 26, 2005
(Claudine B. Malone)

/s/ Blythe J. McGarvie	Director	April 26, 2005
(Blythe J. McGarvie)

/s/ James M. Micali	Director	April 26, 2005
(James M. Micali)

/s/ Robert W. Murdoch	Director	April 26, 2005
(Robert W. Murdoch)

/s/ Bertin F. Nadeau	Director	April 26, 2005
(Bertin F. Nadeau)

/s/ John D. Redfern	Director	April 26, 2005
(John D. Redfern)

/s/ Michel Rose	Director	April 26, 2005
(Michel Rose)

/s/ Lawrence M. Tanenbaum	Director	April 26, 2005
(Lawrence M. Tanenbaum)

/s/ Gerald H. Taylor	Director	April 26, 2005
(Gerald H. Taylor)

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Lafarge North America Inc. Employee Stock Purchase Plan

5.1	Opinion of William G. Miller, Esq. regarding the legality of shares being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of William G. Miller, Esq. (Included in Exhibit 5.1)